Exhibit 2.1

AMENDMENT NO. 1 TO

ASSET PURCHASE AGREEMENT

(Plazomicin)

This Amendment No. 1 (this “Amendment”) to the Asset Purchase Agreement dated as of June 20, 2019, by and between Achaogen, Inc., a Delaware corporation (the “Seller”), and Cipla USA Inc., a Delaware corporation (the “Purchaser”), is made as of June 28, 2019. Purchaser and Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Purchaser and Seller wish to amend the Asset Purchase Agreement in the manner set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in the Asset Purchase Agreement and this Amendment and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and agreed, and intending to be legally bound hereby, the Parties hereby agree as follows:

Section 1.Amendments to the Asset Purchase Agreement.

(a)	The definition of “Hovione Release” in Section 1.1 is hereby amended and restated to read as follows:

““Hovione Release” means (a) the written, unconditional release by Hovione, its Affiliates and Subsidiaries, and all of their respective current and former officers, directors, principals, employees, members, managers, advisors, attorneys, financial advisors, investment bankers, or agents, of all of their Claims, including all Claims arising from or in connection with the Hovione Agreement, the rejection by the Seller of the Hovione Agreement, and the Business, against the Seller, its estate, Affiliates and Subsidiaries, and all of their respective current and former officers, directors, principals, employees, members, managers, advisors, attorneys, financial advisors, investment bankers, or agents, in form and substance satisfactory to the Seller; or (b) a substantially similar release of all Claims arising from or in connection with the Hovione Agreement that goes into effect under the Sale Order as a result of the effectiveness of the New Hovione Agreement.  The language set forth in Exhibit D to this Agreement shall be deemed sufficient for the Hovione Release if included in the Sale Order.”

(b)Section 2.1(b) is hereby amended and restated to read as follows:

Equipment.  The IT and computer equipment set forth on Schedule 2.1(b) hereto.

(c)	The amount “$4,650,000” set forth in Section 2.5(a) is hereby deleted and replaced with “4,800,000”.

Exhibit 2.1

(d)	The date “June 28, 2019” set forth in Section 2.8 is hereby deleted and replaced with “July 18, 2019”.

(e)Section 5.9(b)(i) is hereby amended and restated to read as follows:

“(i)cause the Bankruptcy Court to enter the Sale Order by no later than 11:59 p.m. prevailing Eastern time on July 18, 2019, subject to the second sentence of Section 10.2; and”

(f)Section 5.9(b)(ii) is hereby amended and restated to read as follows:

“(ii) consummate the Closing as promptly as practicable after entry of the Sale Order, but in no event later than 11:59 p.m. prevailing Pacific time on or before July 19, 2019 (the “Outside Date”).”

(g)	The last sentence of Section 5.11(a) is hereby deleted in its entirety.
(h)	Section 6.2(f) is hereby amended and restated to read as follows:

“Hovione Release. The Hovione Release must have been granted by Hovione or gone into effect under the Sale Order.”

(i)	A new Section 5.17(h) is hereby added as follows:

“(h)At the cost and expense of the Purchaser, promptly after the Closing, the Seller shall extract and otherwise cause all Purchased Assets that are stored or maintained by Box, Inc. to be transferred to the Purchaser or its designees.”

(j)	The references to “Section 5.13” in the first and second sentences of Section 7.2(d) are hereby replaced with “Section 5.12”.
(k)	The third sentence of Section 10.5 is hereby amended and restated to read as follows:

“The Purchaser may designate one or more Affiliates, including any special purpose entities that may be organized by the Purchaser for such purpose, to take title to or hold on behalf of the Purchaser, the Purchased Assets or any portion thereof and operate the business going forward, and upon written notice to the Seller of any such designation by the Purchaser, the Seller, at the cost and expense of the Purchaser, agrees to and/or cause its Affiliates to (as the case may be) provide all such assistance as may be reasonably required by the Purchaser in this regard and execute and deliver all instruments of transfer with respect to the Purchased Assets directly to, and in the name of, the Purchaser’s designees.”

(l)	Exhibit D attached to this Amendment is hereby added to the Asset Purchase Agreement and the Table of Contents thereof.

Exhibit 2.1

(m)	Schedule 2.1(b) attached to this Amendment is hereby added to the Asset Purchase Agreement and the Table of Contents thereof.
(n)	Schedule 2.1(c) of the Asset Purchase Agreement is hereby amended and restated in its entirety with Schedule 2.1(c) attached to this Amendment.

Section 2.Limited Amendment.  Except as specifically provided in this Amendment and as the context of this Amendment otherwise may require to give effect to the intent and purposes of this Amendment, the Asset Purchase Agreement shall remain in full force and effect. This Amendment is limited precisely as drafted and shall not constitute a modification, acceptance or waiver of any other provision of the Asset Purchase Agreement.

Section 3.Facsimile Signature; Counterparts.  Facsimile or electronic transmission in portable document format of any signed original document or retransmission of any signed facsimile or electronic transmission in portable document format will be deemed the same as delivery of an original. This Amendment may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute but one and the same agreement. Until and unless each Party to this Amendment has received a counterpart hereof signed by the other Parties, this Amendment shall have no effect and no Party to this Amendment shall have any obligation or right hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 4.Governing Law.  THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

[SIGNATURES APPEAR ON THE FOLLOWING PAGES]

Exhibit 2.1

The Parties have executed and delivered this Amendment on the last date set forth in the preamble hereto.

SELLER:

ACHAOGEN, INC.

By:/s/ Blake Wise

Name:Blake Wise

Title: CEO

The Parties have executed and delivered this Amendment on the last date set forth in the preamble hereto.

PURCHASER:

CIPLA USA INC.

By:/s/Nikhil Lalwani_____

Name:Nikhil Lalwani

Title: CEO – Cipla USA